Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated May 20, 2026 relating to the balance sheet of Altivera Vision Inc. as of December 31, 2025, the related statements of operations, changes in stockholder’s equity/(deficit), and cash flows for the period from July 7, 2025 (inception) through December 31, 2025, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

September 30, 2026

Artesian CPA, LLC

1312 17th Street, # 462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com